Exhibit 99.1

[LOGO OF TRIMERIS, INC.]	[LOGO OF ROCHE]

Contact:	Heather Van Ness
Roche
Phone: (973) 562-2203

Contact:	Robin Fastenau
Trimeris, Inc.
Phone: (919) 419-6050

Contact:	Janine DiComo
Manning Selvage & Lee
Phone: (212) 213-7468

Roche and Trimeris Submit New Drug Application for FUZEON™, First Fusion Inhibitor to be Reviewed by FDA

NUTLEY, NJ and DURHAM, NC (September 17, 2002)—Roche and Trimeris, Inc. (Nasdaq: TRMS) today announced the submission of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for approval to market FUZEON™ (enfuvirtide), formerly known as T-20. FUZEON is the frontrunner in a new class of anti-HIV drugs called “fusion inhibitors,” developed for the treatment of HIV-1 infection in combination with other antiretroviral agents. Roche and Trimeris have requested priority review status from the FDA, which if granted would enable FUZEON to be reviewed within six months. In parallel with the filing, Roche and Trimeris confirmed the successful completion of the next major manufacturing milestone at the Roche Colorado manufacturing facility—validation of the first three commercial batches of active ingredient for FUZEON. The companies also plan to file for FUZEON approval in Europe before the end of September.

Unlike existing anti-HIV drugs that work inside the cell, FUZEON has a unique mode of action that is designed to block HIV from entering the human immune cell. Consequently, FUZEON is active against HIV that is resistant to the currently available classes of anti-HIV drugs.

The regulatory submissions for FUZEON are based on 24-week data from two large, international Phase III trials, which indicate that patients on FUZEON plus an individualized background regimen of other antiretroviral drugs were twice as likely to achieve undetectable levels of HIV in the blood as compared to patients who received an individualized background regimen alone. FUZEON also provided a significant increase in immune cells at 24 weeks.

“Managing the treatment experienced patient has become increasingly complex and requires careful consideration of adherence, tolerability and resistance issues. The incidence of drug resistant HIV among already treated patients is growing dramatically. In fact, up to 78 percent of patients receiving treatment in North America and Europe are infected with a strain of the virus that has developed resistance to one or more anti-HIV drugs,” said Dr. Daniel Kuritzkes, Director of AIDS Research, Brigham and Women’s Hospital, and Associate Professor of Medicine, Harvard Medical School. “It is clear that the need for new drugs such as FUZEON, which work in completely new ways to block HIV, will become ever more urgent.”

“These filings are important steps for Roche,” said Georges Gemayel, Vice President, Roche. “Drug resistance among patients with HIV has become one of the greatest medical challenges we are facing in this epidemic today. This is why new therapies are needed to help manage the changing face of this disease. FUZEON was one of the most difficult scientific and manufacturing challenges we have faced, but despite these challenges we have developed FUZEON at the fastest pace possible in response to this increasing patient need. We proceeded in parallel across Europe and North America and pending approval, anticipate launches early next year.”

“FUZEON was designed from the outset to block HIV replication in a completely different manner than current antiretroviral drugs, while not substantially adding to the toxicity of other agents. FUZEON’s unique mode of action is designed to block HIV before entering the human cell and if approved, it will represent the first of a new class of anti-HIV drug in seven years,” said Dr. Dani Bolognesi, CEO, Trimeris. “These milestones are the latest result of the ongoing joint development program between Roche and Trimeris.”

Manufacturing Progress

FUZEON is one of the most challenging molecules ever chemically manufactured on such a large scale by the pharmaceutical industry. It takes 106 manufacturing steps to produce the active drug substance alone, which is around ten times more than that of a protease inhibitor. To coincide with the fast-paced clinical development program, the Roche Colorado manufacturing plant has been working 24 hours a day, seven days a week in the commercial scale-up of FUZEON. As a result, Roche and Trimeris have successfully completed the next major manufacturing milestone – validation of the first three commercial batches of active ingredient for FUZEON. In addition, continued investments are being made in the ongoing development of the manufacturing facility.

Phase III 24-Week Results

The NDA filing for FUZEON is based on 24 week results from two international Phase III clinical trials, TORO 1 and TORO 2. TORO is an acronym for “T-20 vs Optimized Regimen Only.”

In TORO 1, the first Phase III trial, conducted in North America and Brazil, 37 percent of patients who were treated with FUZEON in combination with an individualized background regimen had undetectable blood levels (less than 400 copies/mL) of HIV at 24 weeks, compared to 16 percent who received an individualized background regimen alone (p<0.0001). Combination therapy with FUZEON further reduced HIV viral load to less than 50 copies/mL in 20 percent of patients as compared to 7 percent who took combination therapy alone (P=0.0002). Patients in the FUZEON arm experienced a mean CD4+ cell increase of 76 cells/mm3, as compared to 32 cells/mm3 in the control arm (p<0.0001).

Results from TORO 2, the second Phase III clinical trial, conducted in Europe and Australia, were consistent with findings from TORO 1. In TORO 2, 28 percent of patients who were treated with FUZEON in combination with an individualized background regimen had undetectable blood levels (less than 400 copies/mL) of HIV at 24 weeks, compared to 14 percent receiving an individualized background regimen alone (p<0.0001). Combination therapy with FUZEON further reduced HIV viral load to less than 50 copies/mL in 12 percent of patients as compared to 5 percent who took combination therapy alone (P=0.0099). Patients in the FUZEON arm experienced a mean CD4+ cell increase of 65 cells/mm3, as compared to 38 cells/mm3 in the control arm (p=0.023).

More About FUZEON

FUZEON, a fusion inhibitor, is administered as a twice-daily subcutaneous injection. Local injection site reactions were the most frequent adverse events associated with the use of FUZEON. In clinical studies, 98 percent of patients had at least one local injection site reaction; however, these reactions were seldom treatment limiting, with only three percent of patients discontinuing treatment with FUZEON.

The addition of FUZEON to background antiretroviral therapy generally did not increase the frequency or the severity of the majority of adverse events. The absolute difference in the most common adverse events seen between FUZEON plus an individualized background regimen of antiretroviral drugs and individualized background regimen alone was less than five percent. The events most frequently reported in patients receiving FUZEON plus an individualized background regimen were, headache, peripheral neuropathy, dizziness (excluding vertigo), insomnia, depression, appetite decrease, asthenia, myalgia, constipation and pancreatitis. All these events were seen more frequently in patients receiving FUZEON plus an individualized background regimen than in patients who received treatment without FUZEON. The majority of adverse events were of mild or moderate intensity.

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for those people living with HIV.

About Roche

Hoffmann-La Roche Inc. (Roche), based in Nutley, N.J., is the U.S. prescription drug unit of the Roche Group, a leading research-based health care enterprise that ranks among the world’s leaders in pharmaceuticals, diagnostics and vitamins. Roche discovers, develops, manufactures and markets numerous important prescription drugs that enhance people’s health, well being and quality of life. Among the company’s areas of therapeutic interest are: dermatology; genitourinary disease; infectious diseases, including influenza; inflammation, including arthritis and osteoporosis; metabolic diseases, including obesity and diabetes; neurology; oncology; transplantation; vascular diseases; and virology, including HIV/AIDS and hepatitis C.

For more information on the Roche pharmaceuticals business in the United States, visit the company’s Web site at: http://www.rocheusa.com.

About Trimeris, Inc.

Trimeris is a development stage, biopharmaceutical company engaged in the discovery and development of novel therapeutic agents that block viral infection by inhibiting viral fusion with host cells. Trimeris’ lead product candidate, FUZEON, which inhibits fusion of the human immunodeficiency virus (HIV) with host cells, is currently in Phase III clinical trials and has received fast track designation from the FDA. Trimeris’ second fusion inhibitor product candidate, T-1249, which also inhibits HIV fusion, has received fast track designation from the FDA and is in Phase I/II clinical testing. For more information on Trimeris, Inc., visit the company’s website at www.trimeris.com

Trimeris Safe Harbor Statement

Note:    Except for any historical information presented herein, matters presented in this release are forward-looking statements that involve risks and uncertainties. The results of Trimeris’ previous clinical trials are not necessarily indicative of future clinical trials, and future results could differ materially from the results presented herein. Factors that could cause of contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section included in Trimeris’ Form S-3 filed with the Securities and Exchange Commission on August 23, 2002.

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